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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 18, 2012

March 9, 2012

To our stockholders:

        On behalf of your Board of Directors, we are pleased to invite you to attend the 2012 annual meeting of stockholders of Sealy Corporation. The annual meeting will be held on Wednesday, April 18, 2012 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the annual meeting, the following items of business will be considered:

  (1)
  Election of the nine directors listed herein to serve until their successors are duly elected and qualified;

  (2)
  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 2, 2012; and

  (3)
  Transact any other business properly brought before the annual meeting and any adjournment or postponement thereof.

        Sealy Corporation's Board of Directors set February 21, 2012 as the record date for the annual meeting. This means that owners of record of shares of Sealy common stock, par value $0.01 per share, at the close of business on that date are entitled to receive notice of, to attend, and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

        The Company is pleased to take advantage of the Securities and Exchange Commission ("SEC") rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the "Internet Availability Notice") instead of a paper copy of this proxy statement. The Company believes these rules allow it to provide you with the information you need while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

        We urge each stockholder to vote your shares using the internet or the telephone by following the instructions in your Internet Availability Notice or your proxy card, or if you requested a paper copy of this proxy statement, you may vote your shares by signing and returning the proxy card you received with those papers.

Sincerely,

Michael Q. Murray Senior Vice President, General Counsel & Secretary

i

ii

SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 18, 2012

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the Board of Directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2012 annual meeting of stockholders and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Wednesday, April 18, 2012 at 9:00 a.m. local time. For directions to our annual meeting, please call the Grandover Resort and Conference Center at (336) 294-1800 or visit its website at www.grandover.com.

Stockholders Entitled to Vote

        The record date for the annual meeting is February 21, 2012. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On February 21, 2012, there were 100,925,448 shares of common stock outstanding. The approximate date on which we are first sending this proxy statement and accompanying proxy card is March 9, 2012.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the annual meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under current New York Stock Exchange ("NYSE") rules, your broker will be able to vote those shares for the ratification of the appointment of Deloitte & Touche LLP but will not have discretionary authority to vote your shares at the Annual Meeting on the proposal relating to the election of directors.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the matter. Thus, an abstention will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required. Abstentions will be counted as votes against the ratification of the appointment of Deloitte & Touche LLP.

 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be held on April 18, 2012.

        Our Proxy Statement and Annual Report on Form 10-K, as well as any amendments to the foregoing materials that are required to be furnished to shareholders are available at www.envisionreports.com/ZZ.

 BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and amended and restated by-laws govern the vote on each proposal. The Board of Directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of the nine directors listed herein to serve until their successors are duly elected and qualified. The Board of Directors has nominated nine people as directors, all of whom are currently serving as directors of Sealy.

        You may find information about these nine nominees, beginning on Page 5.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions will have no effect on the outcome of the vote on election of directors at the annual meeting.

The Board of Directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending December 2, 2012.

        You may find information about this proposal beginning on Page 8.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal.

        The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

 PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        Voting on the Internet.    You may vote before the Annual Meeting online by following the instructions in the Internet Availability Notice.

        Voting by Telephone.    You may vote before the Annual Meeting by following the instructions in the Internet Availability Notice or on the proxy card, if you have requested a paper copy of the proxy materials.

        Voting By Mail.    If you do not want to vote online or by telephone before the annual meeting you may request printed copies of the proxy materials by following the instructions on the Internet Availability Notice and then may vote by completing and returning the proxy card in the envelope provided with those materials before the annual meeting.

        Voting In Person.    You may vote in person by attending the annual meeting and voting your shares. If you are a beneficial owner of shares held in a street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

        Each proxy will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board of Directors recommends—that is, FOR the election of the nine nominees for director named in this proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for fiscal year ending December 2, 2012. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

 How to Revoke or Change Your Proxy

        Your proxy is revocable. If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Michael Q. Murray, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting. The last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy. The expense of preparing, printing and mailing this proxy statement is being paid by Sealy. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,700, plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Proposals and Director Nominations for the 2013 Annual Meeting

        Any proposal to be presented at our 2013 Annual Meeting of Stockholders must be received at the Company's principal office no later than November 6, 2012, in order to be considered for inclusion in the Company's proxy materials for the 2013 annual meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended (the "Exchange Act"), and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our amended and restated by-laws, proposals of stockholders (excluding nominations of directors) intended to be presented at our 2013 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that annual meeting must be received by us at our principal executive office (listed above) not less than sixty days nor more than ninety days prior to the annual meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        In accordance with our amended and restated by-laws, in order for a stockholder to nominate a person for election to the Board of Directors at our 2013 Annual Meeting of Stockholders, nominations must be received by us at our principal executive office (listed above) not less than sixty days nor more than ninety days prior to the meeting; provided, however, that, in the event that the date of the 2013 Annual Meeting of Stockholders is changed by more than 30 days, from the anniversary date of the 2012 Annual Meeting, notice must be received not later than the 10th day following the earlier of the day on which notice of the date of the 2013 Annual Meeting of Stockholders was mailed or public announcement of the date of the 2013 Annual Meeting of Stockholders was first made.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of nine directors to serve until their successors are duly elected and qualified.

 General Information

        The Board of Directors currently consists of nine directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2013 Annual Meeting of Stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the Board of Directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        All of the nominees are current directors of Sealy. A description of the background of each director nominee is set forth below.

 Nominees for Election at the 2012 Annual Meeting of Stockholders

Name	Age	Position
Simon E. Brown	41	Director
Deborah G. Ellinger	53	Director
James W. Johnston	65	Director
Gary E. Morin	62	Director
Dean B. Nelson	53	Director
Paul J. Norris	64	Director, Non-Executive Chairman
John B. Replogle	46	Director
Richard W. Roedel	62	Director
Lawrence J. Rogers	63	Director, President & CEO

        Simon E. Brown.    Mr. Brown, age 41, has been with Kohlberg, Kravis Roberts & Co. L.P ("KKR") since 2003. He currently heads KKR's Consumer Products & Services team in North America. Prior to joining KKR, Mr. Brown's experience in the private equity industry included working at: Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners. He holds a B.Com, First Class Honours, from Queen's University and an M.B.A. with High Distinction from Harvard Business School, where he was a Baker Scholar and a John Loeb Fellow. Mr. Brown has served on the Board of Directors of the Nielsen Company, which measures and provides information on media consumption and Del Monte Corporation, a food and pet products company since 2011. He previously served on Sealy's Board of Directors during 2004 and 2005 and rejoined our Board of Directors in November 2010.

  Key Qualifications—Mr. Brown, as a result of his current position as head of KKR's Consumer Products & Services team in North America, has an extensive background in dealing with the opportunities and challenges facing consumer product companies. He has broad knowledge of Sealy from his involvement with the Company in 2004 and 2005. As a result of his experience working in the private equity business with a wide range of companies, he also brings to our board valuable insight into company management and financial issues.

        Deborah G. Ellinger.    Ms. Ellinger, age 53, is the President of Ellinger Enterprises, a consulting and investment company. She has held this position since 2004 while also working with other companies in advisory and executive roles. Deborah was the president of Restoration Hardware in 2009, and from 2004 to 2008 held several positions, including Chief Executive Officer, at Wellness Pet Food. She was an executive vice president of CVS Pharmacy, the largest pharmacy health care provider in the United States, from 2001 to 2003. She has also been a senior vice president of Staples, a partner at The Boston Consulting Group, and began her career with Mellon Financial Corporation. Ms. Ellinger also has served on the Board of Directors of National Life Group, a financial services holding company with subsidiaries in life insurance and asset management, since 2007, iRobot Corp., a maker of consumer and military robots, since 2011, and Renew Life Holdings Corporation, a manufacturer of consumer digestive care products, since 2011. Ms. Ellinger qualified as a Barrister-at-Law in London, as a member of the Inner Temple, and holds an MA and BA in Law and Mathematics from the University of Cambridge in England. She has been a director of our company since September 2010.

  Key Qualifications—Ms. Ellinger brings to our board firsthand experience in successfully leading and managing several significant consumer products and retailing companies. She has a broad background including experience in general management, strategy, business development and law. Her significant knowledge in consumer products and retailing provides valuable insights for our board.

        James W. Johnston.    Mr. Johnston, age 65, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. ("Reynolds") from 1989 to 1995, Chairman of Reynolds from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was a Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. Mr. Johnston is also a member of the Board of Directors of Snyders-Lance, Inc., a snack food company. He has been a director of our Company since March 1993.

  Key Qualifications—Mr. Johnston possesses significant first hand experience in leading a major consumer products company. He is very knowledgeable regarding general management, sales, marketing and human resource matters. He also has extensive knowledge of Sealy, our Board of Directors and our industry, having now served on our Board of Directors for almost 18 years.

        Gary E. Morin.    Mr. Morin, age 62, was the Vice President and Chief Financial Officer of Lexmark International, Inc., a laser and ink jet printer and supplies company, from 1996 to 2000 and Executive Vice President and Chief Financial Officer from 2000 to 2005, where in addition to corporate finance functions, he was responsible for Lexmark's corporate communications, strategy and security functions. He retired in 2006 as Executive Vice President. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation, Tambrands Inc. and General Foods Corporation. He currently serves on the Board of Directors and is Chairman of the Compensation Committee of Citrix Systems, Inc., a leading provider of virtual computing solutions, and was also a director, a member of the Audit Committee and Chairman of the M&A Committee of infoGROUP Inc., a leading provider of business and consumer databases until July 2010 at which time the company was sold. He has been a director of our Company since July 2006.

  Key Qualifications—Mr. Morin brings to our Board of Directors extensive experience as a senior manager of several consumer products manufacturing companies. Beyond his financial expertise, he has had wide ranging responsibilities, including finance, operations, communications, strategy, security and risk management. He also has had valuable experience with public company boards and board committees.

        Dean B. Nelson.    Mr. Nelson, age 53, is a partner at KKR and has been Chief Executive Officer of KKR Capstone, a consulting company that works with KKR's portfolio companies, since March 2000. Since 2011 he has served on the Board of Directors of Del Monte Corporation, a food and pet products company. From 2003 until 2011 he served at PRIMEDIA Inc., a targeted media company, in various positions, including as a director, Chairman, CEO and President. Previously he served on the Boards of Directors of Dollar General, a general retailer, from 2007 until 2009 and Toys "R" Us, a toy retailer, from 2005 until 2008. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our Company since April 2004.

  Key Qualifications—Mr. Nelson, having worked for Boston Consulting Group for 15 years and now as the Chief Executive Officer of KKR Capstone, has a range of strategic consulting experience which gives him a broad perspective on strategic, operational and tactical issues from a number of diverse businesses and industries. Having been involved with us for over 6 years, he has developed a deep understanding of our business and our industry which allows him to continually provide our board and the Company with valuable insights into our strategy, operations, products, customers, marketing, business and industry.

        Paul J. Norris.    Mr. Norris, age 64, was elected as our Non-Executive Chairman in March 2008. He was the non-executive Chairman of W.R. Grace & Co., a specialty chemical and materials company, from May 2005 until January 2008, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). Mr. Norris was a senior executive at AlliedSignal Inc. (now known as Honeywell) from 1989 through 1998 and from 1981 through 1989 he served in various senior management positions with Englehard Corporation, a public specialty chemicals and materials company which was acquired in 2006 by BASF SE, a German chemical company. He currently serves on the Board of Directors of FMC Corporation, a diversified chemical company, and since November 2011 on the Board of Directors of Ecolab Inc., a water, hygiene and energy services company. Prior to November 2011 he was on the Board of Directors of Nalco Corporation, a water, energy, air and process technologies and service company, which was acquired by Ecolab Inc. in November 2011. He has been a director of our Company since January 2006.

  Key Qualifications—Mr. Norris brings to our Board of Directors lengthy senior management experience as a chief executive officer and senior manager of major public companies. He possesses significant knowledge and experience in corporate management, compensation, operations, purchasing, negotiation, public company governance and board practices.

        John B. Replogle. Mr. Replogle, age 46, became the Chief Executive Officer and President of Seventh Generation, a manufacturer and distributor of sustainable household products in March 2011. Previously from 2006 until 2011, he was President and Chief Executive Officer of Burt's Bees, Inc. Prior to Burt's Bees, he was with Unilever where he served as the General Manager of Unilever's Skin Care division from 2003 until 2006. Prior to Unilever, Mr. Replogle worked for Diageo, Plc for seven years in a number of different capacities including as President of Guinness Bass Import Company, Managing Director of Guinness Great Britain as well as multiple roles in marketing, sales and strategy. He started his career with the Boston Consulting Group. Mr. Replogle has a Master of Business Administration degree in General and Entrepreneurial Management from Harvard Business School and a Bachelor of Arts degree in Political Science from Dartmouth College. He has been a director of our Company since September 2010.

  Key Qualifications—For the past sixteen years Mr. Replogle has held major positions including the titles of Chief Executive Officer, President, Managing Director and General Manager at several companies that produce well recognized consumer products. Beyond general management experience, he has expertise in marketing, sales and strategy. His experience provides our Board of Directors with valuable insight into a broad range of consumer product and management issues.

        Richard W. Roedel.    Mr. Roedel, age 62, is currently a director and Chairman of the Compensation Committee of Brightpoint, Inc., which provides end-to-end supply chain solutions to the wireless industry, and Chairman of the Audit Committee and lead independent director of Lorillard, Inc., a tobacco company, a director and Audit Committee member for IHS, Inc., a leading source of information and insight, and a director and Audit Committee member of Six Flags Entertainment Corp., a regional theme park operator. Mr. Roedel also serves as a director and Non-Executive Chairman of Luna Innovations Incorporated, which develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the U.S. member firm of BDO International, as an Audit Partner, and was promoted in 1990 to Managing Partner in Chicago, promoted to Managing Partner in New York in 1994, and finally in 1999 promoted to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive

Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices and Broadview Network Holdings, Inc., a private company which provides network-based business communications. Mr. Roedel has a B.S. degree in accounting and economics from The Ohio State University and is a Certified Public Accountant. He has been a director of our Company since August 2006.

  Key Qualifications—Mr. Roedel brings to our Board his significant experience in public accounting having been with BDO Seidman LLP and its predecessor firm for thirty years and having served as its Chairman and Chief Executive. He has extensive service on public company boards and committees and has been deeply involved in efforts to strengthen audit committees by developing best practices. His broad experience with diverse business, financial background, audit committee/financial expertise and knowledge of our Company make him a very valuable member of our Board.

        Lawrence J. Rogers.    Mr. Rogers, age 63, has been President and Chief Executive Officer of Sealy Corporation since July 2008. He had been Interim Chief Executive Officer of the Company from March 2008 through July 2008. From December 15, 2006 through March 12, 2008, Mr. Rogers served as the President, North America of the Company. Prior to that, he was President, Sealy International. Since joining us in 1979, Mr. Rogers has served in numerous other capacities within our operations, including President of Sealy of Canada. He has been a director of our Company since September 2010.

  Key Qualifications—As our President and Chief Executive Office Mr. Rogers leads our senior executive team and brings to the Board an in-depth knowledge of our Company and our industry. His over 30 year career with Sealy in a broad range of roles enables him to provide the Board with critical insights into all aspects of our business, industry and the environment in which we compete.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 25, 2012.

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 2, 2012. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        Prior to October 7, 2009, KKR beneficially owned and had the right to vote over 50% of the outstanding shares of our common stock. During this time, we availed ourselves of the "controlled company" exception under the NYSE rules which eliminated the requirements that we have a majority of independent directors on our Board of Directors, Compensation Committee and Nominating/Corporate Governance Committee. After October 7, 2009, as a result of some of our May 2009 senior secured convertible notes being converted into shares of our common stock, KKR beneficially owned and had the right to vote less than 50% of the outstanding shares of our common stock. As a result, since October 7, 2010 (one year after the loss of the controlled company exemption as required by NYSE rules) a majority of our directors have been independent and our Audit, Compensation and Nominating/Corporate Governance Committees have only had members who are independent.

        The Nominating/Corporate Governance Committee of the Board of Directors has determined that Deborah G. Ellinger, James W. Johnston, Gary E. Morin, John B. Replogle and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended. When making "independence" determinations, the Nominating/Corporate Governance Committee and the Board of Directors shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the Board of Directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. During the year ended November 27, 2011 ("Fiscal 2011"), the Company did not make charitable contributions to any organization where a director serves as an executive officer.

Meetings of the Board of Directors

        The Board of Directors is required to meet at least four times annually, or more frequently as circumstances dictate. The Board of Directors met six times in Fiscal 2011 either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all Board of Directors and applicable committee meetings held in Fiscal 2011 during the time that such person served as a director or on a committee. The Company does not have a formal policy with respect to attendance by our directors at our annual meeting of the shareholders. All directors are encouraged to attend the Company's annual shareholders meetings. All of our directors did attend the 2011 annual meeting of stockholders held on April 14, 2011.

 Audit Committee

        Our Audit Committee currently consists of Richard W. Roedel, Deborah G. Ellinger, and Gary E. Morin. Mr. Roedel is the chairperson of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and meet the independence and expertise requirements mandated by the applicable NYSE listing standards, Section 10A(m)(3) of the Exchange Act and our independence standards. Mr. Roedel and Mr. Morin have each been designated by the Board of Directors as an "audit committee financial expert". Mr. Roedel currently serves on the audit committees of three other public companies and is the Chairman of one of those audit committees. The Nominating/Corporate Governance Committee and the Board of Directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with NYSE rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's Audit Committee.

        Our Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) monitoring the integrity of our financial statements, and internal controls over financial reporting, (4) the independent accountant's qualifications and independence, including annual review of the independent auditor's report describing the audit firm's internal quality control procedures, and any material issues raised by the most recent quality control review or peer review, and the PCAOB Inspection Report, (5) oversight and evaluation of the performance of the independent accountants and our internal audit function, (6) compliance with respective legal and regulatory requirements, (7) review of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and managements' response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (13) reporting regularly to the full Board of Directors.

        The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Roedel, the Audit Committee chair, when the full audit committee is unable to do so. At each subsequent Audit Committee meeting, the Audit Committee reviews these pre-approvals and receives updates on the services actually provided by the independent accountants. Management may present additional services for approval at such committee meetings. For Fiscal 2011, the Audit Committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our Audit Committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met eight times in Fiscal 2011.

        Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

 Compensation Committee

        Our Compensation Committee currently consists of James W. Johnston, Gary E. Morin and Deborah G Ellinger. Mr. Johnston is the chairperson of the compensation committee. Our Nominating/Corporate Governance Committee has determined that all of the current members of our Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the Compensation Committee. The Compensation Committee is primarily responsible for:

  •
  discharging the responsibilities of the Board of Directors to the stockholders, potential stockholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

  •
  producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable NYSE, Securities and Exchange Commission and other regulatory bodies.

        Our Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. Pursuant to its charter, our Compensation Committee is responsible for management continuity and succession plans related to the CEO and other executive officer positions. At least annually, the Compensation Committee reviews management performance and succession plans for senior management.

        Our Compensation Committee is required to meet at least two times annually or more frequently, as circumstances dictate. Our Compensation Committee met six times in Fiscal 2011.

        Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost. While the Compensation Committee has authority under its charter to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, it did not do so during Fiscal 2011.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the Compensation Committee as described in this proxy statement. None of the members of Sealy's Compensation Committee during Fiscal 2011 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's Compensation Committee or Sealy's Board of Directors.

Nominating/Corporate Governance Committee

        Our Nominating/Corporate Governance Committee currently consists of Gary E. Morin, James W. Johnston, John B. Replogle, and Richard W. Roedel. Our Nominating/Corporate Governance Committee has determined that all of the current members of our Nominating/Corporate Governance Committee are independent as defined in the listing standards of the NYSE. Mr. Morin is currently the chairperson of the Nominating/Corporate Governance Committee.

        The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the Board of Directors and its members, (3) screening and recommending to the Board of Directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the Nominating/Corporate Governance Committee by the Board of Directors from time to time.

        In nominating candidates to serve as directors, the Board of Directors' objective, with the assistance of the Nominating/Corporate Governance Committee or nominees recommended by security holders (as further discussed below), is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the Nominating/Corporate Governance Committee, the Board of Directors considers whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The Board of Directors does not have a formal diversity policy for its members, but believes that board members with different backgrounds, professional experience, skills, viewpoints and qualities create a stronger board. The Board of Directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Director Candidate Recommendations by Stockholders" below.

        Our Nominating/Corporate Governance Committee is required to meet at least two times annually or more frequently as circumstances dictate. Our Nominating/Corporate Governance Committee formally met seven times in Fiscal 2011.

        Our Board of Directors has adopted a written charter for the Nominating/Corporate Governance Committee, which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Leadership Structure

        The Board of Directors believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company's particular circumstances at a given point in time. For our Company, the Board of Directors decided that when Mr. Rogers became Chief Executive Officer, it was appropriate to separate the CEO and Chairman positions to ease Mr. Rogers' burden. Accordingly, Mr. Rogers serves as our Chief Executive Officer and Mr. Norris serves as our Non-Executive Chairman. Our Board of Directors believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. The Board of Directors believes that this approach is working well and that this is the appropriate leadership structure for the Company at this time. As previously disclosed, Mr. Rogers has announced that he will retire from the Company effective January 15, 2013. The Company will re-evaluate the Company's leadership structure when it hires a new Chief Executive Officer.

        The Board also believes that one of the key elements of effective, independent oversight is that the non-management directors meet in executive session on a regular basis without the presence of management. At each quarterly meeting of our Board of Directors, our non-management directors meet in executive session. Mr. Norris presides at these executive sessions. The Board believes that Sealy's current leadership structure does not affect the Board's role in risk oversight of the Company.

Corporate Governance Guidelines

        The Board of Directors has adopted Corporate Governance Guidelines which set forth the Board of Directors' core principles of corporate governance and are designed to promote its effective functioning and assist the Board of Directors in fulfilling its responsibilities. The Board of Directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section by clicking on "Code of Business Conduct and Ethics" near the top of that page and upon written request by our stockholders at no cost. If the Company ever were to amend or waive any provision of its Code of Business Conduct and Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations with respect to any such waiver or amendment by posting such information on its internet website set forth above rather than by filing a Form 8-K.

Oversight of Risk Management

        Although the Board of Directors has ultimate oversight for managing the Company's risks, the Board of Directors has delegated to the Audit Committee the primary responsibility for overseeing enterprise risk management and evaluating how the Company's executive team manages the various risks confronting the Company. The Audit Committee's primary responsibilities as part of their oversight of risk management include quarterly discussions with the Company's General Counsel and the head of the Company's Internal Audit group subjects regarding to enterprise risks including: litigation, hotline reports, ethics training and internal audit results and annually reviewing and evaluating the Company's risk assessment process and the Company's efforts to minimize and control its business and associated risks..

Director Candidate Recommendations by Stockholders

        The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that the Nominating/Corporate Governance Committee considers other nominees for director. Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the Board of Directors should submit it to the Nominating/Corporate Governance Committee by November 6, 2012:

        By mail:

    Stockholder Director Recommendation
    Nominating/Corporate Governance Committee
    c/o: Senior Vice President, General Counsel, & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

 Stockholder or Other Interested Party Communications with the Board of Directors

        Any stockholder or other interested party may communicate with (i) the Board of Directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the Board of Directors, (iv) the Non-Executive Chairman, or (v) any committee of the Board of Directors by submitting those communications to the appropriate person or group:

        By mail:

    Stockholder or Other Interested Party Communication to the Board of Directors
    [Name of Appropriate Person or Group]
    c/o: Senior Vice President, General Counsel and Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

        All appropriate communications received by the Senior Vice President, General Counsel and Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the Board of Directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the Audit Committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Director Compensation

        In April 2011, the Compensation Committee reviewed director compensation with the committee's independent compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"). Based on that review, the Compensation Committee recommended and the Board of Directors approved changes to Company's director compensation. Since April 2011, our non-employee directors each receive a retainer of $50,000 per year with no meeting fees, rather than the previous compensation of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. Board committee members are no longer paid meeting fees for attending committee meetings. Prior to April 2011, those committee meeting fees had been $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. The annual retainer for the chairman of the Audit Committee is unchanged at $22,000 and the annual retainer for other Audit Committee members remains at $10,000. The annual retainer for the chairman of the Compensation Committee was increased from $4,000 to $12,000 and the annual retainer for other Compensation Committee members increased from $2,000 to $6,000. The annual retainer for the chairman of the Nominating/Corporate Governance Committee was increased from $4,000 to $8,000 and the annual retainer for other Nominating/Corporate Governance Committee members increased from $2,000 to $4,000. An annual retainer for the Non-Executive Board Chairman was established at $50,000. All fees are paid on a quarterly basis. Annually, each director may elect to defer all or a portion of his or her fees as a Sealy director into phantom share units under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of phantom share units of Sealy's common stock which is equal to the deferred portion of any fee due the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of phantom share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date.

        Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the attainment of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's Board of Directors.

        In April 2011, Sealy's Board of Directors also adopted share ownership guidelines for Sealy's non-employee directors with a shareholding target of at least 50,000 shares for each such director. At the same time, Sealy's Board of Directors approved an annual grant of restricted stock units ("RSUs") to each non-employee director elected at an annual meeting of Sealy's shareholders. For Fiscal 2011, the grant date was established as May 2, 2011 and for subsequent years, until the policy is changed, the grant date shall be the date of the annual shareholders meeting in such grant year. Each director's annual RSU grant shall be approximately equal to the number of shares needed to equal $60,000 rounded to the nearest full share of Sealy Common Stock based on the closing share price on the grant date. Each director's RSUs shall vest upon the earlier of the date of Sealy's next annual shareholders meeting following the grant date or the first anniversary of the grant date, as long as the individual remains a member of Sealy's Board of Directors until such vesting date. These restricted stock units shall immediately vest upon the death of the director and settled within sixty days after the director's death. These restricted stock units shall immediately vest upon a change in control at Sealy (as defined in Sealy's Director Deferred Compensation Plan) and settled within thirty days after such change in control. Prior to a grant each director may elect to have the shares from a grant settled: upon the anniversary of the grant date; upon the director leaving the board; or one year after leaving the board. If at the time of a grant a director has not yet met the director's share ownership target under the director's share ownership guidelines then the director's settlement under such grant must at least, in part, be at the time that the director leaves the board for the lesser of the number of shares needed to meet the share ownership target level or one half of the total number of RSUs being then granted to the director. If a director fails to elect an annual settlement election then the most recent election by such director shall be used and if the director has made no prior election then the grant shall be settled upon the director leaving the board.

        On May 2, 2011, each director elected at Sealy's April 2011 Annual Shareholders Meeting received a grant of 23,007 RSUs under the plan adopted by the Board of Directors in April 2011. Mr. Johnston elected to have those units settled on the first anniversary of the grant date. Mr. Brown, Ms. Ellinger, Mr. Morin, Mr. Nelson, Mr. Norris and Mr. Replogle each elected to have those units settled upon leaving Sealy's Board of Directors. Mr. Roedel elected to have those units settled upon the first anniversary of his leaving Sealy's Board of Directors. On October 13, 2010, Ms. Ellinger and Mr. Replogle, as new directors were each granted 18,000 RSUs, 6,000 of which vested on October 13, 2011. For each of these two directors, 6,000 RSUs will vest on October 13, 2012 and 6,000 RSUs will vest on October 13, 2013, as long as the grantee remains a Sealy director until such vesting date. On June 12, 2009, our three other independent directors (Mr. Johnston, Mr. Morin and Mr. Roedel) were each granted 24,427 RSUs, when fully accreted, that vest over four years if they remain as a Company director. For each of these three directors, 5,408 of those RSUs vested on June 12, 2010 and 5,849 vested on June 12, 2011. The remaining portion of these RSUs will vest for each of these three directors as follows: 6,327 in 2012 and 6,843 in 2013. On November 23, 2008, these three directors also each received a grant of 60,000 stock options with an exercise price of $1.64 per option that vest 1/3rd per year for three years and expire after seven years. Currently, all 60,000 of those options have vested for each of these directors.

Director Compensation Table

        The following table details the compensation elements provided to each non-employee director for Fiscal 2011.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Brown	$40,333	$59,818	$100,151
Ms. Ellinger	$70,000	$59,818	$129,818
Mr. Johnston	$67,000	$59,818	$126,818
Mr. Morin	$81,000	$59,818	$140,818
Mr. Nelson	$50,000	$59,818	$109,818
Mr. Norris	$75,000	$59,818	$134,818
Mr. Replogle	$54,000	$59,818	$113,818
Mr. Roedel	$82,500	$59,818	$142,318

(1)
For calendar year 2011, the following directors elected to have 100% of their directors fees paid in cash: Ms. Ellinger; Mr. Johnston; Mr. Morin; and Mr. Replogle. The balance of all other directors fees paid in calendar year 2011 were deferred into Sealy stock units under the Sealy Director's Deferred Compensation Plan described above. As of November 27, 2011, the following directors held the indicated number of Sealy share units under the Sealy Director's Deferred Compensation Plan: Mr. Brown—35,571; Ms. Ellinger—0; Mr. Johnston—28,943; Mr. Morin—0; Mr. Nelson—100,8971; Mr. Norris—114,903; Mr. Replogle—0; and Mr. Roedel—141,671.

(2)
On May 2, 2011 each director was granted 23,007 restricted stock units that fully vest in 2012 on the earlier of the date of the Company's annual shareholders meeting in 2012 or the anniversary of the grant date, as long as the grantee remains a Sealy director until such vesting date. The amounts in this column are calculated using the grant date fair value measured in accordance with FASB ASC Topic 718 and the same valuation methodology we use for financial reporting purposes in accordance with FASB authoritative guidance. The basis and assumptions for the valuation of these options is set out in Footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 27, 2011. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts may not reflect the amount of compensation during the fiscal year. As of November 27, 2011, each of the directors held 23,007 RSUs from this grant, none of which were vested.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

Our amended and restated by-laws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        To further clarify the responsibilities of the Company and each director, we have entered into indemnification agreements with each of our directors. We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that the provisions contained in our certificate of incorporation, amended and restated by-laws, our director indemnification agreements and our insurance coverage are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation, amended and restated by-laws and director indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDIT FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended November 27, 2011 and management's assessment of the effectiveness of the Company's internal controls over financial reporting and Deloitte & Touche LLP's evaluation of the Company's internal controls over financial reporting with Sealy's management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent registered accounting firm their independence.

        Based on the reviews and discussions referred to above, the Audit Committee approved the audited consolidated financial statements and recommended to the Board of Directors that they be included in Sealy's Annual Report on Form 10-K for the year ended November 27, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the 2012 fiscal year and is presenting the selection to the stockholders for ratification.

Richard W. Roedel, Chairperson
Deborah G. Ellinger
Gary E. Morin

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended November 27, 2011 and November 28, 2010, with the following notes explaining the services underlying the table captions:

	2011	2010
	(thousands)
Audit fees(1)	$1,301	$1,324
Audit-related fees(2)	242	301
Tax fees(3)	13	105
All other fees(4)	83	2

Total	$1,639	$1,731

(1)
Includes fees for the audit of our annual consolidated financial statements.

(2)
Includes fees for international statutory audits as well as services related to our various public filings, including the Form 10-Q filings.

(3)
Includes fees related to research and development tax credits in 2010.

(4)
Includes fees related to an enterprise risk management review in 2011.

        For additional information, please see "Audit Committee" beginning on page 10.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Key Areas for Fiscal 2011

        Fiscal 2011 was another challenging year for the Company. While net sales increased 1% in Fiscal 2011 over the year ended November 28, 2010 ("Fiscal 2010"), the Company did not achieve an earnings level that met the level required for even a minimum payment under the Sealy Corporation Bonus Plan for 2011 (the "Bonus Plan"). Since the Company's compensation program ties pay to Company performance, as shown on the Summary Compensation Table beginning on page 28, the cash compensation paid to the Named Executive Officers for fiscal 2011 was between 18% and 34% lower than their cash compensation for Fiscal 2010. The Named Executive Officers' cash compensation is comprised of three items: bonuses, payments under the Company's non-equity incentive compensation plan and salary. None of the Named Executive Officers received either a bonus payment or a payment under the Company's non-equity incentive compensation plan for Fiscal 2011. The Named Executive Officers in 2011 received salary increases between 3.0% and 4.6%.

        In addition, as shown on the Summary Compensation Table for 2011 the total compensation received by Mr. Ackerman, Mr. Hofmann and Mr. Bachicha for Fiscal 2011 was lower than their total compensation for Fiscal 2010. The increase in total compensation for Mr. Rogers and Ms. Allen for Fiscal 2011 as compared to Fiscal 2010 is a result of the RSUs grants that they received in Fiscal 2011 that are discussed in the "Long-term Equity Compensation" section of this Compensation Discussion and Analysis.

        In November 2010, the Compensation Committee retained Pearl Meyer as the Committee's independent compensation consultant. Pearl Meyer has agreed to not provide other services to Company management while retained by the Compensation Committee. During Fiscal 2010, Sealy had made a number of improvements to its compensations system. The Company's Compensation Committee is now made up of only independent directors. As previously disclosed in December 2009, the Compensation Committee established stock ownership guidelines for the Company's executive officers. The guidelines establish a target ownership level of approximately two to five times salary for various positions, impose a holding requirement if the guidelines have not been met and prohibit hedging and similar transactions. The Committee believes that these ownership guidelines help to further align the interests of senior management and the Company's shareholders. In December 2009, the Compensation Committee also adopted a claw-back policy allowing the Company to recover compensation from senior managers involved in SEC or financial misreporting, fraud or violations. The Compensation Committee believes that these stock ownership guidelines and this claw-back policy help to reduce the risk from the Company's compensation programs.

Risk Management and Compensation

        In recent years, our Compensation Committee has considered whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not incentivize unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

  •
  The Compensation Committee establishes annual executive bonus goals that are tied to overall Company performance.

  •
  The largest component of compensation provided to executive officers is in the form of long term equity awards.

  •
  The Compensation Committee has established share ownership guidelines for executive officers as a multiple of their salary, which further helps to align management's interest with shareholders, ensures that executives have significant value tied to long term stock price performance and creates a significant incentive for senior executives to avoid unnecessary or excessive risks.

  •
  The Compensation Committee has adopted a claw-back policy allowing the Company to recover compensation from senior executives involved in SEC or financial misreporting, fraud or other violation.

  •
  Bonus opportunities for Company employees are capped and tied to measurable goals that benefit the Company. Those goals are reviewed by more senior managers in the Company to ensure that they are appropriate and do not encourage excessive risks for the Company. All bonus goals applicable to Executive Officers are approved by the board's Compensation Committee.

  Advisory Vote on Executive Compensation and Frequency of Advisory Vote on Executive Compensation Results

        The Compensation Committee considered the result of the 2011 advisory vote to approve the compensation of our named executive officers in connection with the discharge of its responsibilities. Because our shareholders approved the compensation programs described in our proxy statement for the 2011 Annual Meeting of Stockholders by a substantial margin (of over 99% of the votes cast), the Compensation Committee has not made significant changes to our compensation programs as a result of last year's shareholder advisory vote.

        In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2011 Annual Meeting of Stockholders in which a majority of our shareholders voted for "say-on-pay" proposals to occur every three years, the Board of Directors decided that the Company will hold, in accordance with the vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on executive compensation. Accordingly, we currently expect to hold the next "say-on-pay" vote at the Company's 2014 Annual Meeting of Stockholders. We currently expect to next hold a shareholder vote on frequency to occur at the Company's 2017 Annual Meeting of Stockholders.

Objectives of the Executive Compensation Program

        Compensation of the Company's executive officers is currently determined by the Compensation Committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes for executive talent is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic, performance oriented company and delivering superior value and growth.

        In light of these objectives, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the Company's executive compensation program are:

  (i)
  base salaries,

  (ii)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"), and

  (iii)
  long-term equity compensation through our 1998 Stock Option Plan and our 2004 Stock Option Plan (which was amended in May 2009 as our Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries).

        Officer salaries are targeted at the median of competitive market practices. Officer bonus targets, as a percentage of salary, are also targeted at the median of the competitive market. For the Company's executive officers their annual bonus payout can range from zero to a maximum between 80% and 200% of the executive's annual salary. As a result, the combined level of salary and bonus received (annual cash compensation) varies significantly based on the actual level of performance achieved in the fiscal year. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April 2006. As a private equity portfolio company, Sealy provided its management team, including the Named Executive Officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the Company through stock options. Significant stock options were granted at the time of the Company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Rogers, Mr. Ackerman, Mr. Hofmann and Mr. Bachicha, who are Named Executive Officers, received stock option grants upon being hired by the Company or at the time of promotions.

        In March 2008, the Committee made additional stock option grants to 138 employees, including the Named Executive Officers, except Ms. Allen who was not an employee of the company at that time. These grants were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole. In November 2008, the Committee established a new long-term incentive program consisting of stock option grants and restricted stock unit grants that were performance-based. This required an amendment of our 2004 Stock Option Plan authorizing the grants of restricted stock unit ("RSU") awards and restricted stock awards, and this amendment was adopted by the Board of Directors in October 2008 and then approved by a written action of a majority of our shareholders on November 6, 2008. The amended plan, known as the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, became effective in December 2008 after notice to all of our shareholders. Effective May 26, 2009, the Company adopted the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries which, among other things, increased the number of shares available for issuance under the 2004 Plan from 15,190,000 to 40,190,000. This plan was adopted at our 2010 Annual Meeting of Stockholders, in part to give effect to the dilution to outstanding equity compensation awards caused by the issuance of the rights for the Convertible Notes.

        The Company's philosophy is that executive officers should participate in the same retirement and benefit programs made available to all salaried employees, and that supplemental executive benefits and perquisites will be minimal if offered at all.

        The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the Company's executive officers. To aid the Compensation Committee in setting compensation, each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. Our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers other than himself. The Compensation Committee also reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the Compensation Committee.

Compensation Consultant

        As noted earlier, for 2011 the Compensation Committee retained and used Pearl Meyer as the Committee's independent compensation consultant who has agreed to not provide other services to

Company management while retained by the Compensation Committee. For the four prior years, starting in 2007, the Compensation Committee had retained the services of an independent compensation consultant, Watson Wyatt Worldwide ("Watson Wyatt"), to assist it in the evaluation of key elements of our executive officer compensation programs. During 2007, Watson Wyatt prepared a report for the Compensation Committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers. During 2008, Watson Wyatt provided the Compensation Committee with updated market information relating to the Chief Executive Officer and Chief Financial Officer positions and also relating to long-term incentive opportunities for all program participants, including the Named Executive Officers.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by Watson Wyatt, the Compensation Committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        For the market analysis done in 2007, the Compensation Committee members compared compensation practices to those of a group of peer companies, which were determined after a review of potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's Adjusted EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consisted of 14 companies, all but one of which was classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle. These same companies were used to update the market information for the Chief Executive Officer and the Chief Financial Officer positions during 2008, although Yankee Candle's data was not included as the company had been acquired since the time of the initial study.

Elements of the Executive Compensation Program

  Base Salary

        The Company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the Named Executive Officers is assigned to a pay grade in the Company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are normally initially developed by Sealy management and must be reviewed and approved by the Compensation Committee. Actual salary paid to an officer is determined by the Compensation Committee with reference to the experience of the officer, the Company's past practice, current market practice and the officer's individual performance.

        As reflected in the summary compensation table, during the last three years the Company's Named Executive Officers have not received large percentage raises in their base salaried, other than

Mr. Bachicha's raise in late 2009 as he grew into the Executive Vice President position to which he was promoted in 2008. In 2011, the Compensation Committee, after undertaking its annual evaluation of the individual performances of each of the Named Executive Officers, granted 2011 salary increases for the Named Executive offices as follows: Mr. Rogers—4.1%, Mr. Ackerman—3.3%, Mr. Hofmann—4.6%, Mr. Bachicha—3.0% and Ms. Allen—3.0%.

  Variable Annual Cash Compensation

  Bonus Plan

        Our Bonus Plan is a cash-based short-term performance incentive program. The Compensation Committee, with input from the executive officers, establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year.

        If the Minimum, Target or Maximum bonus performance was achieved then the Named Executive Officers would receive a bonus in an amount equal to the following percentages of their annual base salary:

  Fiscal 2011 Bonus Performance Potential Payout as a Percentage of Base Salary

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Ms. Allen	0%	45%	90%
Mr. Hofmann	0%	45%	90%
Mr. Bachicha	0%	45%	90%

        The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum. In addition, in order to be eligible to receive a bonus for a particular fiscal year an employee must be employed at the end of the fiscal year for which a bonus is payable. Bonuses are paid in a lump sum upon the Compensation Committee's certification of performance results following the end of the applicable fiscal year. There is no guaranteed minimum bonus under the Bonus Plan as achievement of the minimum target is essentially a threshold for any payment.

        For Fiscal 2011, the Company's Compensation Committee determined that the bonuses under our Bonus Plan for all of the Company's Named Executive Officers would be based on total company performance in two areas: Adjusted EBITDA and Net Debt Excluding Convertible Notes. No bonus would be paid under the plan for Fiscal 2011 if the Adjusted EBITDA for Fiscal 2011 was less than $177.9 million. Fiscal 2011 bonuses are based on Adjusted EBITDA, with a weighting of 80% and Net Debt Excluding Convertible Notes with a weighting of 20%.

        "Adjusted EBITDA" is one of the measures we use for bonus goals because our senior debt agreements contain covenants which are based on what we refer to as Adjusted EBITDA. "EBITDA" is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance with our senior debt agreements. Further information on Adjusted EBITDA is contained in the "Debt Covenants" discussion in Sealy's Annual Report on Form 10-K for the year ended November 27, 2011.

  Fiscal 2011 Bonus Plan Measures and Achieved Results

	Minimum	Target	Maximum	Weight	Results Achieved	% of Target Achieved
	(All $ in millions)
Adjusted EBITDA	$177.9	$190.2	$205.4	80%	$126.3	0.0%
Net Debt Excluding Convertible Notes	$504.9	$476.7	$461.5	20%	$498.7	22.0%
Total Achieved % of Target Bonus						0.0	%(1)

(1)
Because of the Company's performance in Fiscal 2011, the minimum amount of Adjusted EBITDA $177.9 million was not met and as a result the bonus program was not funded and no payments were made to any of the Named Executive Officers for Fiscal 2011.

  Fiscal 2011 Bonus Achievement

	Target Bonus Amount	% of Target Bonus Achieved	Performance Bonus Achieved
Mr. Rogers	$745,000	0%	$0
Mr. Ackerman	$207,708	0%	$0
Ms. Allen	$142,248	0%	$0
Mr. Hofmann	$141,136	0%	$0
Mr. Bachicha	$141,136	0%	$0

  Chairman's Awards

        None of the Named Executive Officers received a Chairman's Award in Fiscal 2011. Chairman's Awards are intended to recognize superior performance by an employee that is not fully recognized by the Company's Bonus Plan. Any Chairman's Award to the Company's executive officers must be approved by the Compensation Committee.

  Long-term Equity Compensation

        As previously disclosed, in connection with the Company's 2009 Refinancing, the Compensation Committee in June 2009 approved grants of 15,971,253 RSUs that vested over a number of years. Those grants were awarded to 126 employees, including the Named Executive Officers, other than Ms. Allen who was not with the Company in June 2009, and were made to align the interests of the Company's management with shareholders.

        Because of the significant multi-year grant of RSUs during Fiscal 2009, Sealy did not make a broad grant of equity based compensation to employees in fiscal 2011. The only equity grants made to Named Executive Officers in Fiscal 2011 were grants of RSUs made to Mr. Rogers and Ms. Allen. Under his prior RSU grants Mr. Rogers had no RSUs that would vest after June 12, 2012. He was the only Sealy employee holding RSUs who did not have any RSUs that extended into 2013. As a result, on May 25, 2011, the Compensation Committee granted him 1,400,000 RSUs that would vest in 2013. In the case of Ms. Allen, she joined Sealy as a Senior VP in 2009 and had been granted RSUs in 2009 and 2010. However, the total number of units in her combined 2009 and 2010 RSU grants were less than those granted in those years to the Company's other executive officers at her level. As a result, the Compensation Committee on March 1, 2011, granted Ms. Allen an additional 211,000 RSUs that vest one third per year on the first three anniversaries of the grant date. That RSU grant to Ms. Allen was intended to bring her RSU holdings more in line with the RSU holdings of other Company officers at her level.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the Named Executive Officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan. The amount contributed by the Company under the Benefit Equalization Plan is limited to an amount derived from the difference between the applicable limit in Section 401(a)(17) of the Internal Revenue Code and the amount that limit would have been had Section 401(a)(17) of the Internal Revenue Code (including the cost of living method as set forth in that section of the Internal Revenue Code) not been amended in 1993 or thereafter. For 2011, that limitation capped the amount that could be contributed by the Company for any individual to $5,750.

        In January 2010, in order to allow members of the senior management team to more fully focus on the Company's business, the Compensation Committee agreed to provide financial and tax advice through a financial services company to seven of our senior executives, including all of the Named Executive Officers. The amount paid during fiscal 2011 for this financial and tax advice service was $6,500 per senior executive. The total cost of these services for each Named Executive Officer is shown in footnote 5 to the Summary Compensation Table on page 28. During fiscal 2011, the Company paid a law firm $13,207 to provide Mr. Rogers with legal/tax advice related to his relocation from Canada to the United States at the request of the Company a number of years ago. Sealy generally does not provide other supplemental benefits or perquisites to its executives. We do not provide our executives with Company cars, club memberships or allowances to provide such items. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

  Employment Agreements

        Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements provide severance benefits to the Named Executive Officer in place of the benefits provided in Sealy's severance benefit plans. All of our current employment contracts with our executive officers provide for salary and bonus continuation and none provide for a lump sum payment. These agreements do not provide any tax gross-up and do not provide any enhanced severance if a termination of employment is due to a change in control. These agreements also contain a non-competition covenant for one year following the employment term, a confidentiality covenant and other terms and conditions customary to executive employment agreements. We believe that reasonable employment agreements are appropriate to attract, retain and protect employees against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements.

        For additional information on employment termination benefits and the treatment of employee equity under the Company's stock option and equity plans, please see "Potential Payments upon Termination or Change in Control" beginning on page 32.

  Severance

        Severance benefits for our senior executives (including all of the Named Executive Officers) are covered by their employment agreements, which generally eliminate their participation in our Sealy

Executive Severance Benefit Plan and our Sealy Severance Benefit Plan. However, if their cash severance benefit under either such plan would be greater than under their employment agreement, then they would receive their cash severance amount under their applicable severance plan and their other severance benefits under their employment agreement.

  Retirement Agreement

        As previously disclosed, in December 2011, Mr. Rogers informed the Board of Directors and the Compensation Committee that he was planning to retire and wanted to make the Company's transition proceed smoothly. In December 2011, Mr. Rogers entered into a retirement agreement with the Company pursuant to which he agreed that his voluntary retirement date would be January 15, 2013 ("Retirement Date"). Under this agreement, if a new President and Chief Executive Officer is hired by the Company prior to that Retirement Date, Mr. Rogers will continue to be an employee of the Company but he would step down as President, Chief Executive Officer and a director of the Company. Through his Retirement Date, Mr. Rogers will continue to receive his current base salary at his current rate and will continue to participate in the Company's welfare and benefit plans as an active employee. If he remains an employee through the Company's fiscal year 2012, he will also be paid, at the same time as other employees, his 2012 Bonus as if he had remained Chief Executive Officer for the entire fiscal year. Upon retirement he will not be allowed to participate as an active employee in any Company provided compensation, welfare or retirement programs. However, he will be entitled to participate in Sealy welfare and retirement benefit plans for retired employees, including election to continue under the terms prevailing from time to time to receive until January 2, 2015 medical and life insurance coverage provided to Company salaried employees (with any premiums to be paid by Mr. Rogers). On his Retirement Date, Mr. Rogers will be paid for any unused vacation days he earned during calendar year 2012. Consistent with the Company's practice related to expatriate senior executives, the Company will provide Mr. Rogers with tax planning assistance and payment for moving expenses related to relocation from his current primary residence to a residence in Canada. Mr. Rogers' rights relating to his stock options and RSUs granted by the Company will be governed by the terms of the applicable plans and award agreements, except that any RSUs that are not vested as of the Retirement Date will vest upon the Retirement Date, but the shares deliverable in respect of such vested RSUs will be delivered on the original planned delivery date under the applicable award agreements. It is currently expected that Mr. Rogers will have 700,000 unvested RSUs that will become vested on his Retirement Date. Following the Retirement Date, Mr. Rogers has agreed to serve as a consultant for a period of one year, providing such consulting services as the Company's Board of Directors reasonably requests, at a minimum of 25% and up to a maximum of 49% of the services he provided to the Company prior to the Retirement Date. The Company will pay Mr. Rogers a consulting fee based on the monthly percentage of service provided multiplied by his base salary prior to the Retirement Date, with a guaranteed minimum fee of 25% of such base salary. In consideration of this arrangement, Mr. Rogers agrees that he will continue to comply with the terms of his non-competition and other restrictive covenants with the Company during the period that any services are provided by Mr. Rogers under this arrangement (including any consulting services) and for a period of three years thereafter.

Impact of Tax and Accounting Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million is paid to the chief executive officer or any of the three other most highly compensated executive officers other than the Chief Financial Officer. Sealy believes its Amended and Restated Sealy Corporate Bonus Plan which was approved at the Company's 2010 annual stockholder's meeting satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee will continue to monitor this matter.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended November 27, 2011.

Compensation Committee Members
James W. Johnston, Chairman
Deborah G. Ellinger
Gary E. Morin

Executive Compensation Tables and Supporting Information

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's President & Chief Executive Officer, Lawrence J. Rogers; Chief Financial Officer, Jeffrey C. Ackerman; and the next three most highly compensated executive officers who were serving at the end of the Company's 2011 fiscal year (based on the amount shown in the "Total" column). These individuals are referred to in this proxy statement as the "Named Executive Officers". Amounts shown in this table are for services rendered to the Company in each of the last three fiscal years.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non- Equity Incentive Plan Comp. ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Lawrence J. Rogers	2011	745,000	—	3,724,000		—	—	—	39,979	4,508,979
President and Chief	2010	718,750	—	—		—	406,049	—	47,322	1,172,121
Executive Officer	2009	700,000	170,694	9,465,072	(6)	212,606	1,130,606	—	28,208	11,707,186
Jeffrey C. Ackerman	2011	377,650	—	—		—	—	—	26,200	403,850
Executive VP & CFO	2010	367,680	—	—		—	114,048	—	33,962	515,690
	2009	360,000	48,282	4,309,478	(6)	62,596	319,800	—	27,325	5,127,481
G. Michael Hofmann	2011	316,107	—	—		—	—	—	23,816	339,923
Executive VP Operations	2010	306,000	—	—		—	77,659	—	30,449	414,108
North America	2009	300,000	25,604	2,945,710	(6)	117,515	169,591	—	22,824	3,581,244
Louis R. Bachicha	2011	313,635	—	—		—	—	—	23,682	337,317
Executive VP, Sales	2010	306,000	—	—		—	77,659	—	30,688	414,347
	2009	260,000	22,157	2,449,924	(6)	61,325	146,761	—	19,781	2,959,948
Jodi L. Allen	2011	313,635	—	582,360		—	—	—	23,682	919,677
Senior VP, Chief	2010	306,000	—	366,000		—	77,659	—	23,361	773,020
Marketing Officer(7)	2009	—	—	—		—	—	—	—	—

(1)
The amounts in this column are all Chairman's Awards which must be approved by the Compensation Committee. Chairman's Awards are intended to recognize superior performance by an employee that is not fully recognized by the Company's annual bonus plan.

(2)
The amounts in this column are calculated using grant date fair value measured in accordance with Financial Accounting Standards Board's Accounting Standards Confirmation "FASB ASC" Topic 718 and the same assumptions and valuation methodology we use for financial reporting purposes. Refer to footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the year ended November 27, 2011 for further details. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation during the fiscal year. The valuation of these awards is based on the closing price of the Company's common stock on the NYSE as of the date of grant. The 2009 amounts include the RSUs granted on February 26, 2009 and June 12, 2009, as well as the additional RSUs granted in the modifications on June 12, 2009 as part of the Company's Refinancing. The grant date fair market value of the RSUs granted in the modifications on June 12, 2009 which is included for Fiscal 2009 in this column for the Named Executive Officers are as follows: Mr. Rogers—$91,330; Mr. Ackerman—$39,324; Mr. Hofmann—$16,364; and Mr. Bachicha—$8,192.

(3)
The amounts in this column are calculated using grant date fair value measured in accordance with FASB ASC Topic 718 and the same assumptions and valuation methodology we use for financial reporting purposes. Refer to footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the year ended November 27, 2011 for further details. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation during the fiscal year. All of the 2009 amounts reflect the stock options granted on June 12, 2009 as part of the Company's refinancing to modify prior stock option grants.

(4)
The amounts in this column are payments made under the Company's Annual Bonus Plan.

(5)
Details of the amounts reported in the "All Other Compensation" column for fiscal year 2011, is provided in the table below. For more information on the Sealy Benefit Equalization Plan, Financial Advisory Services and Legal Services (which is the fees paid to the law firm) items in the table below, please see "Executive Benefits and Perquisites" on page 25.

Executive	Life Insurance	Long Term Disability Insurance	Profit Sharing Plan Contribution	Sealy Benefit Equalization Plan Contribution	Financial Advisory Services	Legal Services	Total
Lawrence J. Rogers	$1,320	$952	$12,250	$5,750	$6,500	$13,207	$39,979
Jeffrey C. Ackerman	$748	$952	$12,250	$5,750	$6,500	$0	$26,200
G. Michael Hofmann	$626	$885	$12,250	$3,555	$6,500	$0	$23,816
Louis R. Bachicha	$622	$878	$12,250	$3,432	$6,500	$0	$23,682
Jodi L. Allen	$622	$878	$12,250	$3,432	$6,500	$0	$23,682
(6)
Stock awards include compensation related to performance-based restricted share unit awards that do not vest unless certain targets that are tied to the Company's performance are met. The amounts recognized in the above table are consistent with the estimate of aggregate compensation cost to be recognized under the provisions of FASB ASC Topic 718 which considers that certain performance conditions will not be met based on current expectations. Total compensation expense derived from stock awards granted in Fiscal 2009, assuming that the highest level of performance conditions will be achieved, are as follows: Mr. Rogers—$9,606,880; Mr. Ackerman—$4,322,202; Mr. Hofmann—$2,969,344; and Mr. Bachicha—$2,461,741.

(7)
Ms. Allen was not a Named Executive Officer in Fiscal 2009, so no information for that year is reported in this table.

Grants of Plan-Based Awards in Fiscal 2011 Table

        The following table sets forth certain information regarding awards for fiscal year 2011 under the Company's Bonus Plan and the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries. These plans are described more fully under "Executive Compensation Discussion and Analysis" above.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards
					All Other Stock Awards: Number of Shares of Stock or Stock Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)
Lawrence J. Rogers		0	745,000	1,490,000
	5/25/2011				1,400,000	(2)	3,724,000
Jeffrey C. Ackerman		0	207,708	415,415
G. Michael Hofmann		0	142,248	284,496
Louis R. Bachicha		0	141,136	282,272
Jodi L. Allen		0	141,136	282,272
	3/1/2011				211,000	(3)	582,360

(1)
The amounts in this column are calculated using the grant date fair value measures in accordance with FASB ASC Topic 718 and the same assumptions we use for financial reporting purposes. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. The basis and assumptions for the valuation of these RSUs are set out in Footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 27, 2011.

(2)
One half of these RSUs are scheduled to vest on each of January 12, 2013 and June 12, 2013, if Mr. Rogers remains with the Company until such dates. In addition, pursuant to Mr. Rogers' retirement agreement, if he retires from the Company on January 15, 2013, the RSUs scheduled to vest on June 12, 2013 will become immediately vested, but the date of delivery of units in respect of such vested RSUs will remain the original scheduled vesting date (i.e., June 12, 2013).

(3)
These are RSUs will vest one-third on March 1 in 2013, 2014 and 2015, if the individual remains with the Company until then.

Outstanding Equity Awards at 2011 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the Named Executive Officers as of the end of Fiscal 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable(#)	Number of Securities Underlying Options Unexercisable (1)(#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Lawrence J. Rogers	198,002	—		$0.15	4/6/2014	1,687,092	(4)	$3,036,766	66,385	$119,493
	160,499	—		$4.36	7/20/2014	1,400,000	(5)	$2,520,000
	112,329	74,887	(6)	$4.36	7/20/2014
	31,720	—		$12.05	4/6/2016
	10,044	—		$12.47	4/19/2016
	6,609	—		$12.47	7/18/2016
	129,020	—		$11.29	12/22/2016
	—	97,482	(6)	$11.29	12/22/2016
	42,500	—		$6.74	3/3/2015
	225,000	75,000	(7)	$5.16	7/22/2015
	125,000			$1.64	11/23/2015
Jeffrey C. Ackerman	29,615	64,616	(6)	$12.05	4/6/2016	1,152,326	(8)	$2,074,187	26,554	$47,797
	8,606	—		$12.05	4/6/2016
	111,287	—		$12.05	4/6/2016
	25,390	—		$12.05	4/27/2016
	5,400	—		$9.51	7/18/2016
	87,153	—		$11.29	12/22/2016
	—	65,848	(6)	$11.29	12/22/2016
	40,000	—		$6.74	3/3/2015
	240,000	—		$1.64	11/23/2015
G. Michael Hofmann	203,532	—		$1.43	4/6/2014	790,167	(8)	$1,422,301	11,064	$19,915
	101,982	—		$4.36	7/20/2014
	100,515	67,011	(6)	$4.36	7/20/2014
	27,119	—		$12.05	4/6/2016
	8,588	—		$12.47	4/19/2016
	5,650	—		$12.47	7/18/2016
	11,429	—		$11.29	12/22/2016
	—	8,571	(6)	$11.29	12/22/2016
	25,000	—		$6.74	3/3/2015
	120,000	—		$1.64	11/23/2015
Louis R. Bachicha	13,398	—		$0.15	4/6/2014	658,472	(8)	$1,185,250	5,532	$9,958
	24,650	—		$1.43	4/6/2014
	105,650	—		$2.41	4/6/2014
	15,783	10,523	(6)	$4.36	7/20/2014
	11,392	—		$4.36	10/6/2014
	5,594	5,165	(6)	$4.36	10/6/2014
	13,704	—		$12.05	4/6/2016
	4,340	—		$12.47	4/19/2016
	2,855	—		$12.47	7/18/2016
	12,500	—		$6.74	3/3/2015
	60,000	—		$1.64	11/23/2015
Jodi L. Allen						263,889	(8)	$475,000
						66,667	(9)	$120,001
						211,000	(10)	$379,800

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date, except for awards with an expiration date in 2015 which were granted in 2008.

(2)
The value of these shares or share units was calculated based on the closing price of the Company's stock ($1.80) as of November 27, 2011.

(3)
These are Performance RSUs. The number of units delivered upon vesting depends on the Company's Adjusted EBITDA performance in fiscal years 2009, 2010 and 2011. Based on the Company's Adjusted EBITDA performance during those years only one-third of the original grant can vest. The number of Units as shown above is one-third of the original number granted that will vest if the individual remains with the Company until February 28, 2012.

(4)
These numbers reflect the number of shares assuming that the grant fully accretes. The number of shares underlying these RSUs accretes at an annual rate of 8%, compounded semi-annually, until the RSUs are vested or forfeited. These RSUs will vest in June 2012, if the individual remains with the Company until then.

(5)
One half of these RSUs are scheduled to vest on each of January 12, 2013 and June 12, 2013, if Mr. Rogers remains with the Company until such dates. In addition, pursuant to Mr. Rogers' retirement agreement, if he retires from the Company on January 15, 2013, the RSUs scheduled to vest on June 12, 2013 will become immediately vested, but the date of delivery of units in respect of such vested RSUs will remain the original scheduled vesting date (i.e., June 12, 2013).

(6)
The unvested portion of these options shall vest on eighth anniversary of their grant, if the individual remains with the Company until then.

(7)
The unvested portion of these stock options shall vest on July 22, 2012, if the individual remains with the Company until then.

(8)
Approximately 48% of these unvested RSUs shall vest on the anniversary of the grant date in 2012 and the remainder on the anniversary of the grant date in 2013, if the individual remains with the Company until then.

(9)
One half of these unvested RSUs shall vest on the anniversary of the grant date 2012 and the remainder in 2013, if the individual remains with the Company until then.

(10)
One third of these unvested RSUs shall vest on the anniversary of the grant date in each of 2012, 2013 and 2014, if the individual remains with the Company until then.

Option Exercises and Stock Vested for Fiscal 2011

        The following table reflects the fact that there were no stock option exercises by the Named Executive Officers during Fiscal 2011 and presents the information on the shares acquired by the Named Executive Officers upon lapsing of the employment restrictions that occurred in Fiscal 2011 on restricted stock or RSU awards.

	Option Awards
			Stock Awards
	Number of Shares Acquired on Exercise (#)
Name		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Shares Realized on Vesting ($)
Lawrence J. Rogers(1)	—	—	1,657,135	$3,813,357
Jeffrey C. Ackerman(2)	—	—	511,813	$1,177,170
G. Michael Hofmann(2)	—	—	350,958	$807,203
Louis R. Bachicha(2)	—	—	292,465	$672,670
Jodi L Allen(3)	—	—	150,319	$253,635

(1)
Mr. Rogers shares acquired upon vesting includes 1,559,811 shares from RSUs that vested on June 12, 2011 with a NYSE closing price for Sealy shares of $2.30 and 97,324 shares from restricted shares that vested on July 22, 2011 with a NYSE closing price for Sealy shares of $2.32.

(2)
These shares were acquired upon the vesting of RSUs that vested on June 12, 2011 with a NYSE closing price for Sealy shares of $2.30.

(3)
These shares were acquired upon the vesting of 33,333 RSUs that vested on April 4, 2011 with a NYSE closing price for Sealy shares of $2.45 and 116,986 RSUs that vested on October 14, 2011 with a NYSE closing price for Sealy shares of $1.47.

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal 2011

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under the Company's nonqualified deferred compensations plan. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lawrence J. Rogers	$0	$5,750	$(8,272)	$0	$100,236
Jeffrey C. Ackerman	$0	$5,750	$(2,122)	$0	$24,349
G. Michael Hofmann	$0	$3,555	$1,048	$0	$28,090
Louis R. Bachicha	$0	$3,432	$159	$0	$8,612
Jodi L. Allen	$0	$3,432	$0	$0	$3,432

(1)
Executives have no ability to elect to defer any amounts under this program. The only amounts contributed are from the Company under the Sealy Benefit Equalization Plan.

(2)
Represents registrant contribution for the 2011 Plan Year to be allocated to executive's accounts in 2011. The amounts in this column are included in the "All Other Compensation" column for 2011 in the "Summary Compensation Table" above.

 Potential Payments upon Termination or Change in Control

        Termination Without Cause or Resignation For Good Reason.    Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements, the following result in "Cause" or "Good Reason":

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Material reduction in the employee's salary or target annual bonus percentage or maximum annual bonus percentage applicable to the employee under the Bonus Plan;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of the employee's principal place of work to a place which reasonably would necessitate the relocation of the employee's principal residence;

  •
  Material breach of the employment agreement by Sealy; or

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation by the employee "Without Good Reason"

  •
  Thirty day prior notice of resignation

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Notice of Good Reason, within ninety days of the occurrence of the condition constituting Good Reason, allowing the Company a thirty day cure period and resignation by the employee within thirty days following expiration of the cure period if the condition constituting Good Reason is not cured

  •
  Benefits under employment agreement described below

  •
  Termination by Sealy "Without" Cause

  •
  Thirty days prior notice of termination

  •
  Benefits under employment agreement described below

        In the event of a resignation for "Good Reason" or a termination "Without" Cause involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. Rogers) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan provided that Sealy shall pay:

  •
  A pro-rata portion of the employee's bonus for the year of termination, and

  •
  The employee's applicable target annual bonus for the remainder of the employment term

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm (except Mr. Rogers).

        These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements. In the event the employee breaches the confidentiality and non-competition covenants, the Company will cease to pay to such employee the severance benefits described in the paragraph above.

        The following table provides the value of the benefits each of the Named Executive Officers would have received if their employment had been terminated on the last day of fiscal year 2011 and such termination was either a termination by Sealy "Without" Cause or a resignation by the employee "For" Good Reason. The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

	Rogers	Ackerman	Hofmann	Bachicha	Allen
Salary Continuation	$1,520,000	$383,780	$323,214	$318,270	$318,270
Bonus	$1,520,000	$211,079	$145,446	$143,222	$143,222
Earned Vacation	$38,000	$11,809	$13,674	$13,465	$4,896

TOTAL CASH	$3,078,000	$606,668	$482,335	$474,957	$466,388
Health Coverage	$15,624	$7,812	$7,812	$7,812	$7,812
Life Insurance	$2,640	$760	$640	$631	$631
Disability Insurance	$1,904	$0	$0	$0	$0
Outplacement	$40,000	$8,500	$8,500	$8,500	$8,500
TOTAL BENEFITS	$60,168	$17,072	$16,952	$16,943	$16,943

TOTAL	$3,138,168	$623,740	$499,287	$491,900	$483,331

        Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or permanent disability, all of the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options and RSUs that would have vested if his employment had terminated on the last day of fiscal year 2011 as a result of his death or permanent disability. The amounts for acceleration of stock options are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2011.

 TERMINATION RESULTING FROM DEATH OR PERMANENT DISABILITY

	Rogers	Ackerman	Hofmann	Bachicha	Allen
Value of Accelerated Option Vesting(1)	$0	$0	$0	$0	$0
Value of Accelerated Restricted Stock and Units Vesting(1)	$5,676,259	$2,121,984	$1,442,216	$1,195,208	$974,801
Value of all Accelerated Options, Restricted Stock and Units Vesting(1)	$5,676,259	$2,121,984	$1,442,216	$1,195,208	$974,801

(1)
Based on the Fiscal 2011 year-end NYSE closing price for Sealy shares of $1.80 per share.

        Change in Control Benefits.    Upon a change in control at Sealy, under Sealy's stock option and RSU grant agreements, all unvested time-based stock options and all RSUs will fully vest. Upon a change in control at Sealy, unvested performance-based stock options will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by KKR, Sealy's largest shareholder. Those stock option and RSU agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the Board of Directors of the resulting entity or its parent company). The single trigger for employee equity vesting upon a change in control has been an element of Sealy's employee equity agreements for many years. All of these stock options were granted at a time that the Company was a controlled company. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options and RSUs that would have vested if such a change in control had occurred on the last day of fiscal year 2011. These amounts, in the case of stock options, are based on the difference between the vesting stock options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2011. This table also assumes that KKR's level of return to fully vest the performance options would have been achieved in the change in control.

BENEFITS TRIGGERED BY A CHANGE IN CONTROL

	Rogers	Ackerman	Hofmann	Bachicha	Allen
Value of Accelerated Option Vesting(1)	$0	$0	$0	$0	$0
Value of Accelerated Restricted Stock and Units Vesting(1)	$5,676,259	$2,121,984	$1,442,216	$1,195,208	$974,801
Value of all Accelerated Options, Restricted Stock and Units Vesting(1)	$5,676,259	$2,121,984	$1,442,216	$1,195,208	$974,801

(1)
Based on the Fiscal 2011 year-end NYSE closing price for Sealy shares of $1.80 per share.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information regarding the beneficial ownership of our common stock as of February 27, 2012 by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our Named Executive Officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of February 27, 2012. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. In addition, shares of our common stock underlying our convertible notes that are convertible within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the convertible notes that are convertible into shares of our common stock, but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway Trinity, North Carolina 27370.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Beneficial Ownership of Common Shares With Voting Rights	Shares from Options Exercisable, RSU Lapses & Notes Convertible within 60 days(1)	Percent of Class
5% Stockholder
KKR Millennium GP LLC(2)	46,625,921	114,180,128	74.8%
H Partners Management LLC(3)	14,616,441	—	14.5%
BART Partners, LLC(4)	6,959,910	—	6.9%
Hudson Bay Master Fund Ltd.(5)	—	6,205,503	5.8%
Directors and Executive Officers
Simon E. Brown(6)	—	23,077	*
Deborah G. Ellinger	6,000	23,077	*
James W. Johnston(6)	16,455	75,761	*
Gary E. Morin	16,257	75,274	*
Dean B. Nelson(2)(6)	46,625,921	114,367,666	74.8%
Paul J. Norris(6)	—	178,322	*
John B. Replogle	66,000	23,077	*
Richard W. Roedel(6)	11,257	63,077	*
Jeffrey C. Ackerman	626,854	591,707	1.2%
Jodi L. Allen	174,602	33,334	*
Louis R. Bachicha	355,886	282,789	*
Carmen J. Dabiero	252,699	103,582	*
G. Michael Hofmann	463,439	646,786	1.1%
Michael Q. Murray	283,223	118,150	*
Lawrence J. Rogers	1,914,911	1,107,108	3.0%
All directors and executive officers as a group (15 persons)(7)	50,813,504	117,592,187	77.1%

*
Less than 1%.

(1)
A combination of shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of February 27, 2012, shares of our common stock underlying Restricted share units held by these individuals where the restriction lapses within 60 days of February 27, 2012 and shares of our common stock underlying our Convertible Notes held by these individuals that are convertible within 60 days of February 27, 2012. Shares of stock underlying stock options exercisable within 60 days included above are as follows: Mr. Johnston—40,000, Mr. Morin—40,000, Mr. Roedel—40,000, Mr. Ackerman—612,027, Mr. Bachicha—283,570, Mr. Dabiero—98,050, Mr. Hofmann—603,815, Mr. Murray—77,876, Mr. Rogers—1,040,793 (all directors and executive officers as a group 2,836,171). Shares from lapsing RSUs are as follows: Mr. Ackerman 26,554, Ms. Allen 103,667, Mr. Murray 33,333 and each of the eight non-employee directors 23,007 (all directors and executive officers as a group 321,056). Shares of stock underlying Convertible Notes included above are as follows: Mr. Johnston—12,684, Mr. Morin—12,197, Mr. Nelson—114,344,589, Mr. Norris—155,245, Mr. Ackerman—17,702, Mr. Bachicha—7,391, Mr. Hofmann—31,907, Mr. Murray—1,308, (all directors and executive officers as a group 114,583,022).

(2)
Based solely on a Schedule 13D filed on October 13, 2009 by this beneficial owner, shares shown as beneficially owned, reflect shares of common stock owned of record by Sealy Holding LLC., which is owned by KKR Millennium Fund L.P. As well as the shares of common stock which are subject to issuance upon conversion of the Convertible Notes that it holds. Each of KKR

  Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P., Fund Holdings, Fund Holdings GP, Group Holdings, KKR & Co., KKR Management and Henry R. Kravis and George R. Roberts may be deemed to have or share beneficial ownership of the shares of Common Stock beneficial owned by Sealy Holding LLC. KKR Partners, III, L.P. is also a member of Sealy Holding LLC. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13D filed on January 6, 2012 by this beneficial owner, shares shown as beneficially owned by H Partners Management, LLC (a Delaware corporation), H Partners Capital, LLC (a Delaware corporation), and Rehan Jaffer reflect shares of common stock owned by each of them over which they hold shared power to vote and to dispose. H Partners Management, LLC and Rehan Jaffer each have the shared power to vote and sell 14,616,441 shares of Sealy's Common Stock. H Partners Capital, LLC have shared power to vote and to dispose of 7,619,541 shares of Sealy's Common Stock. The principal business address for H Partners Management, LLC is 888 Seventh Avenue, 29th Floor New York, New York 10019.

(4)
Based solely on a Schedule 13D filed on February 14, 2012 by BART Partners, LLC, a Delaware corporation, which holds sole power to vote and dispose of 5,088,597 shares of Sealy's Common Stock. The principal business address for BART Partners, LLC is 199 Fremont Street Suite 2500 San Francisco, California 94105-2261.

(5)
Based solely on a Schedule 13G filed on February 2, 2012 by Hudson Bay Master Fund Ltd. (a Cayman Islands entity with principal offices at Walkers SPV Limited, Walker House PO Box 908 GT, Mary Street Georgetown, Grand Cayman, Cayman Islands) and by Hudson Bay Capital Management, LP (a Delaware entity with principal offices at 777 Third Avenue, 30th Floor New York, NY 10017). Each claims to have shared power to vote and dispose of 204,019 shares of Sealy 8% Convertible Preferred Stock due 7/15/2012 which are currently convertible into 6,205,503 shares of Sealy Common Stock.

(6)
Sealy current non-employee directors on February 27, 2012 held a total of 421,985 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After a director leaves Sealy's Board of Directors, these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of February 27, 2012, the following current directors held the indicated number of Sealy share units: Mr. Brown—35,571; Mr. Johnston—28,943; Mr. Nelson—100,897; Mr. Norris—114,903; and Mr. Roedel—141,671.

(7)
Sealy's executive officers as of February 27, 2012 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dabiero, Murray and Ms. Allen.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended November 27, 2011, three individuals failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during Fiscal 2011. Mr. Simon Brown, who became a member of Sealy's Board of Directors on November 30, 2010, filed on January 12, 2011 a Form 3 reporting that he held no Sealy shares at the time he became a director and on May 11, 2011 he filed a Form 4 reporting that on May 2, 2011 he had received an RSU grant involving 23,007 Sealy shares. Ms. Jodi Allen, a Sealy executive officer, reported on a Form 4 on March 22, 2011 that on March 1, 2011 the restriction lapsed on 211,000 Sealy RSUs. John Replogle, a Sealy director, filed a Form 4 on April 25, 2011 reporting that he had purchased 25,000 Sealy shares in an open market purchase on January 28, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        During Fiscal 2011, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 46% of our issued and outstanding common stock at November 27, 2011) and KKR Capstone (a consulting company that works exclusively with KKR's portfolio companies) of $1.3 million. As noted in our last three proxy statements the Company has reduced the amount of consulting services it received from KKR and KKR Capstone from $2.9 million in Fiscal 2009 to $1.9 million in Fiscal 2010 and to $1.3 million in Fiscal 2011. For Fiscal 2012 our audit committee has approved specific consulting services from KKR and KKR Capstone for a combined amount of less than $0.6 million.

        We also continue to lease our former Clarion facility to a KKR affiliate now on a month to month basis, while we work on selling that property. We believe that it is comparable to the amount we could obtain from an unrelated party.

Review and Approval of Related Party Transactions

        Our Audit Committee, as set forth in its charter, has responsibility to review and approve related party transactions. During each of the years mentioned above, the Audit Committee, which is made up of only independent directors, has reviewed and approved each of these related party transactions and concluded that the terms and conditions on which the services were provided to the Company were no less favorable than those that might reasonably be obtained for comparable services from a person or entity that is not a related party.

 OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household unless contrary instructions have been received by such stockholders. If at any time, you would like to receive a separate proxy statement and annual report, we will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

        We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended November 27, 2011, including financial statements and schedules thereto, filed with the SEC are also available without charge to stockholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        It is important that your shares be represented at the Annual Meeting, even if you do not attend and regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE YOUR SHARES ON THE INTERNET, BY PHONE OR BY MAILING IN YOUR PROXY CARD IF YOU REQUESTED A PAPER COPY OF THIS PROXY STATEMENT. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the Board of Directors

Michael Q. Murray
Senior Vice President, General Counsel & Secretary

March 9, 2012
Trinity, North Carolina

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FIBB 1 U P X PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 2, 2012. 3. In their discretion, to vote upon such other business as may properly come before the meeting. 01 - Simon E. Brown 04 - Gary E. Morin 07 - John B. Replogle 02 - Deborah G. Ellinger 05 - Dean B. Nelson 08 - Richard W. Roedel 03 - James W. Johnston 06 - Paul J. Norris 09 - Lawrence J. Rogers 1. Election of Directors: For Withhold For Withhold For Withhold 1 3 5 6 0 7 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Sealy Corporation YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Computershare, so your shares will be represented at the Annual Meeting. This Proxy is Solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey C. Ackerman and Michael Q. Murray, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned at the close of business on February 21, 2012, at the Annual Meeting of Shareholders to be held on April 18, 2012, or any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 9, 2012 is hereby acknowledged. This proxy when properly executed will be voted as specified by the shareholder on the reverse side. If the proxy is signed but no specifications are made, this proxy will be voted for the election of the nominees described in proposal 1 and FOR proposal 2, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.

www.envisionreports.com/ZZ Step 1: Go to www.envisionreports.com/ZZ to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Shareholder Meeting Notice 01FIZC Important Notice Regarding the Availability of Proxy Materials for the Sealy Corporation Shareholder Meeting to be Held on April 18, 2012 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication is not a ballot. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet or by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. The notice, proxy statement and Form 10-K are available at: : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 6, 2012 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current meeting materials, you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/ZZ. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Sealy Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 6, 2012. Shareholder Meeting Notice Sealy Corporation’s Annual Meeting of Shareholders will be held on April 18, 2012 at Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407 at 9:00 a.m. Eastern Time. Proposals to be voted on at the Annual Meeting are listed below along with the Board of Directors’ recommendations regarding such proposals. The Board of Directors recommends a vote FOR all the nominees below listed and FOR Proposal 2: 1. Election of Directors: 01 - Simon E. Brown, 02 - Deborah G. Ellinger, 03 - James W. Johnston, 04 - Gary E. Morin, 05 - Dean B. Nelson, 06 - Paul J. Norris, 07 - John B. Replogle, 08 - Richard W. Roedel, 09 - Lawrence J. Rogers 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 2, 2012. 3. In their discretion, to vote upon such other business as may properly come before the meeting. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares, you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. For directions to the Annual Meeting, please contact the Grandover Resort at (366) 294-1800 or visit its website at www.grandover.com. 01FIZC